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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on August 19, 2003

Registration No. 333-107559

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Power Conversion Corporation
(Exact name of Registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	132 Fairgrounds Road West Kingston, Rhode Island 02892 (401) 789-5735 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)	04-2722013 (I.R.S. Employer Identification Number)

Jeffrey J. Giguere, Esq.
132 Fairgrounds Road
West Kingston, Rhode Island 02892
(401) 789-5735
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William B. Simmons, Esq.
Testa, Hurwitz & Thibeault, LLP
125 High Street
Boston, Massachusetts 02110
(617) 248-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. ☐

        American Power Conversion Corporation hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until American Power Conversion Corporation shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August 19, 2003

AMERICAN POWER CONVERSION CORPORATION

28,318 Shares

Common Stock

        This Prospectus relates to the resale of up to an aggregate of 28,318 shares of our common stock that are held by some of our current stockholders. None of the proceeds from the resale of the shares will be received by us.

        Our common stock is traded on the Nasdaq National Market under the symbol "APCC" and the Pacific Stock Exchange under the symbol "ACC." The last reported sale price of our common stock on the Nasdaq National Market on July 30, 2003 was $16.78 per share.

Investing in the common stock involves risks.
See "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August     , 2003.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

OUR COMPANY

        American Power Conversion Corporation was incorporated under the laws of the Commonwealth of Massachusetts in 1981. Our executive offices are located at 132 Fairgrounds Road, West Kingston, Rhode Island 02892, and our telephone number is (401) 789-5735.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward looking statements that involve risks and uncertainties. When considering forward looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision.

        Our business, operating results and financial condition could be adversely affected by any of the following risks. The risks described below are not the only ones that we face. Additional risks that are not yet identified or that we currently think are immaterial may also impair our business operations. You should also refer to our filings with the Securities and Exchange Commission ("SEC") which are incorporated by reference in this offering memorandum and set forth in the "Where You Can Find More Information" section of this offering memorandum.

        Our operating results may fluctuate because of a number of factors, many of which are beyond our control. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In that case the trading price of our common stock could decline, and you may lose all or part of your investment. Some of the factors that affect our quarterly and annual results, but which are difficult to control or predict are:

Our annual and quarterly results are likely to be volatile.

        Our annual and quarterly operating results may fluctuate as a result of a number of factors, including:

  •
  costs incurred for the recent product recall are greater than or less than currently anticipated;

  •
  ramp up, expansion and rationalization of global manufacturing capacity;

  •
  our ability to effectively align operating expenses and production capacity with the current demand environment;

  •
  volatility in general world economic conditions, and, in particular, the possibility that the PC and related markets decline more dramatically than currently anticipated;

  •
  the growth rates in the power protection industry and related industries, including but not limited to the PC, server, networking, telecommunications and enterprise hardware industries;

  •
  competitive factors and pricing pressures;

  •
  product mix changes and the potential negative impact on gross margins from such changes;

  •
  changes in the seasonality of demand patterns;

  •
  inventory risks due to shifts in market demand;

  •
  component constraints, shortages, and quality;

  •
  risks of nonpayment of accounts receivable;

  •
  timing of orders from, and shipments to, customers;

  •
  timing of new product introductions and the market acceptance of those products;

  •
  changes in manufacturing costs;

  •
  factors associated with international operations;

  •
  natural disasters; and

  •
  labor disputes, acts of terrorism, war and political instability.

We currently compete with several firms providing power protection and related products and services and expect competition to increase in the future, which could affect our revenue and profitability.

        We believe that we are one of less than ten global companies providing a full range of UPS products and services worldwide. The UPS, power protection and related industries, however, are highly competitive on both a worldwide basis and a regional geographic basis. We compete, and will continue to compete, with several U.S. and foreign firms, both on a worldwide basis and in various geographical regions, and within individual product and application niches. We expect competition to increase in the future from existing competitors and a number of companies that may enter our existing or future markets. Increased competition could adversely affect our revenue and profitability through price reductions and loss of market share. The principal competitive factors in our products include:

  •
  product performance and quality;

  •
  marketing and access to distribution channels;

  •
  customer services; and

  •
  product design and price.

        Some of our current and potential competitors may have substantially greater financial, technical, sales and marketing resources than we have. We may not be able to continue to compete successfully with our existing competitors or with new competitors.

Technological innovation, or failure to alter our products to meet the demands of technological innovation, could seriously harm our business.

        The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Current competitors or new market entrants may develop new products with features that could adversely affect the competitive position of our products. We may not be successful in selecting, developing, manufacturing and marketing new products or enhancing our existing products or in responding effectively to technological changes, new standards or product announcements by competitors. The timely availability of new products and enhancements, and their acceptance by customers are important to our future success. Delays in such availability or a lack of market acceptance could have an adverse effect on our business. Additionally, there may be technological innovation that eliminates or reduces the need for our products.

Defects in our products could seriously harm our business.

        Our products may have defects despite testing internally or by current or potential customers. These defects could result in product returns or recalls and loss or delay in market acceptance, which could have a material adverse effect upon our business, operating results, or financial condition.

        In early 2003, we announced a product recall of Back-UPS CS 350 and 500 models, due to potential safety issues. We have received eight reports worldwide of units overheating, resulting in the melting of the unit's outer casing, six of which occurred in the United States. Three of the reported incidents resulted in minor property damage; no injuries have been reported. The total number of affected devices being recalled worldwide is approximately 2.1 million with approximately 900,000 devices recalled in the United States. The recall is limited to two specific models in our Back-UPS CS product line, the Back-UPS CS 350 and the Back-UPS CS 500, in both 120-volt and 230-volt models. The affected units were manufactured between November 2000 and December 2002 and were sold primarily through computer and electrical distribution, catalog and retail outlets worldwide. In 2002, we accrued a current liability and recognized additional warranty expense, classified in cost of goods sold, of $19.6 million. Actual amounts may differ materially from our current estimates.

Loss of any of our key personnel could seriously harm our business.

        Our success depends to a significant degree upon the continuing contributions of key management, sales, marketing, research and development and manufacturing personnel, many of whom we would have difficulty replacing. We believe that our future success will depend in large part upon our ability to attract and retain highly-skilled hardware and software engineers, and management, sales, and marketing personnel. Competition for such personnel is intense, and we may not be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on our business, operating results, or financial condition.

Because we depend on foreign operations and revenues, we are exposed to currency fluctuations, import barriers and other risks related to conducting foreign operations.

        We manufacture and market our products worldwide through several foreign subsidiaries, distributors, and resellers. Our worldwide operations are subject to the risks normally associated with foreign operations including, but not limited to:

  •
  customer and vendor financial instability;

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  volatility in general world economic conditions;

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  the disruption of markets;

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  changes in export or import laws;

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  restrictions on currency exchanges;

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  potentially negative tax consequences;

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  longer payment terms;

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  acts of war, terrorism, and political instability;

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  natural disasters; and

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  the modification or introduction of government policies with potentially adverse effects.

        International sales, which are both direct and indirect sales to customers outside the U.S., accounted for approximately 51.9%, 47.9%, and 47.3% of our net sales in 2002, 2001 and 2000, respectively. We anticipate that international sales will continue to account for a significant portion of our revenue. We invoice our customers in various currencies. To date, we do not use any rate protection agreements or derivative agreements to hedge any foreign exchange exposure. Accordingly, we may be exposed to exchange losses based upon currency exchange rate fluctuations, which losses could have a materially adverse effect on our operating results.

        A significant portion of products in our Small Systems and Large Systems reportable operating segments are manufactured in foreign locations, particularly developing countries such as Brazil, China, India, and the Philippines, which subject APC to a number of economic and other risks. The Small Systems have particular exposure to the Philippines, a country which is experiencing political and financial instability. Disruption of manufacturing efforts in these international facilities could materially adversely impact our ability to fulfill customer orders and potentially result in the loss of business.

Because our business relies upon a variety of computer systems to operate effectively, the failure or disruption of, or latent defects in these systems could have a material adverse effect on our business.

        APC is a highly automated company whose efficient and effective operation relies on a variety of information systems, including e-mail, enterprise resource planning, electronic data interchange, customer resource management and e-commerce systems. Disruption in the operation of these systems, or difficulties in maintaining or upgrading these systems, could have an adverse effect on our business. In January 2001, we upgraded our enterprise resource planning system. Difficulties that we have encountered, or may encounter, in connection with our implementation and use of our computer systems, including human error or our reliance on, or a failure or disruption of, or latent defects in such systems, could adversely affect our order management and fulfillment, financial reporting and supply chain management processes, and any such difficulties could have a material adverse effect on our business.

Our reliance on sole source suppliers may result in product delays or price increases.

        We currently obtain certain components of our products and certain finished products from sole sources. In the future, our suppliers may not be able to meet our demand for components and products in a timely and cost-effective manner. Our inability to secure and qualify alternative sources of supply in a timely manner may disrupt our ability to fulfill customer orders. We generally purchase these sole source components and products using purchase orders and have no guaranteed supply arrangements with the suppliers. In addition, the availability of many of these components and products is dependent in part on our ability to provide the suppliers with accurate forecasts of our future requirements. However, our operating results and customer relationships could be materially adversely affected by either an increase in prices for, or an interruption or reduction in supply of, any key components and products.

We have a limited ability to protect our intellectual property rights; others could infringe on or misappropriate our propriety rights and information.

        Our success will depend, to a large extent, on our ability to protect our proprietary technology. We rely on a combination of contractual rights, trade secrets, patents, and copyrights to protect our proprietary rights. Although we own certain patents, and we have applied, and in the future we may apply, for patents, our intellectual property protection may not be sufficient to prevent competitors from developing similar technology. Moreover, in the absence of patent protection, our business may be adversely affected by competitors which independently develop functionally equivalent technology.

Our products may infringe on the intellectual property rights of others.

        We attempt to ensure that our products and processes do not infringe upon third party patents and other proprietary rights, but from time to time third parties have alleged, and in the future may allege, such infringement. If third parties allege or determine infringement, we may not prevail in such a challenge. Furthermore, if infringement is determined, we may not be able to obtain the necessary licenses on acceptable terms, if at all.

If we are unable to identify and successfully integrate acquisitions, our ability to expand and our financial results could suffer.

        We have limited experience in integrating acquired companies or technologies into our operations. We may from time to time pursue the acquisition of other companies, assets, products or technologies. We may not be able to integrate successfully products, technologies, distribution channels, key personnel and businesses of acquired companies into our business or product offerings. In addition, the integration of acquired companies may adversely affect our business, operating results, or financial condition. Further, these acquired companies, assets, products or technologies may not contribute significantly to our sales or earnings, and the sales and earnings from acquired businesses may be adversely affected by the integration process or other factors. If we are not successful in the integration of such acquired businesses, our financial results could be adversely impacted. In addition, we may not be able to identify and consummate suitable acquisition transactions in the future.

Our stock price could be volatile, which could cause you to lose part or all of your investment.

        The market price of our common stock has been, and may continue to be, extremely volatile. The trading price of our common stock could be subject to wide fluctuations in response to:

  •
  quarter-to-quarter variations in operating results;

  •
  changes in earnings estimates by analysts;

  •
  announcements of technological innovations or new products developed by us or our competitors; and

  •
  labor disputes, acts of war, terrorism and political instability and other events or factors.

        In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many high technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our tax rate depends on earnings derived from certain foreign manufacturing operations.

        Our tax rate is heavily dependent upon the proportion of earnings that we derive from our Ireland and Philippines manufacturing operations and our ability to reinvest those earnings permanently outside the United States. If the earnings of these operations as a percentage of our total earnings were to decline significantly from anticipated levels, or should our ability to reinvest these earnings be reduced, our effective tax rate would exceed the currently estimated rate for 2003. In addition, should our intercompany transfer pricing with respect to our Ireland or Philippines manufacturing operations require significant adjustment due to audits or regulatory changes, our overall effective tax rate could increase.

We are, and may become, involved in litigation, which could materially harm our business.

        We are, and may in the future become, involved in litigation involving our business, products or operations. The litigation process is uncertain and includes the risk of an unexpected, unfavorable result. We may be materially adversely impacted by any such litigation.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution".

SELLING STOCKHOLDERS

        Unless otherwise noted below in the table, each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The following are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity:

  •
  shares of our common stock issuable by American Power Conversion Corporation to that person upon the exercise of options or warrants which may be exercised within 60 days after July 11, 2003.

However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

        For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding after the offering includes:

  •
  196,593,000 shares of common stock outstanding as of May 6, 2003; and

  •
  the number of presently exercisable options and presently exercisable warrants held by that person.

The table below was prepared based upon information furnished to us by the selling stockholders and lists the following:

  •
  the number of shares of our common stock beneficially owned by the selling stockholders as of July 11, 2003 and before this offering;

  •
  the maximum number of shares of our common stock that the selling stockholders may offer and sell pursuant to this prospectus, which includes their transferees, pledgees, distributees or donees or their successors;

  •
  the number of shares owned by the selling stockholders after completion of the offering (assuming that the selling stockholders sell all of the shares offered pursuant to this prospectus); and

  •
  the percentage (if one percent or more) of the class owned by the selling stockholder after completion of the offering.

				Shares Beneficially Owned After Offering(1)
	Shares Beneficially Owned Prior To Offering		Shares Offered Pursuant To This Prospectus
Selling Stockholder				Number		Percent
Randall R. Amon	90,224		12,318	77,906		*
Daniel Bryan	80,212		10,335	69,877		*
Kevin W. Campion	4,956		1,416	3,540		*
William C. Litsinger, III	19,287	(2)	2,832	16,455	(2)	*
Jack L. Ottenheimer	2,832		1,416	1,416		*

*
Represents less than 1% of the outstanding shares.

(1)
Assumes that the selling stockholders will sell all of the shares registered hereunder. The stockholders may sell all or part of their shares pursuant to this prospectus.

(2)
Includes 100 shares of common stock over which Mr. Litsinger shares voting and investment power.

        Each selling stockholder acquired his or her shares of our common stock being offered in this offering in connection with our acquisition of ABL Electronics Corporation for an aggregate consideration of $8.0 million pursuant to a stock purchase agreement dated as of April 28, 2000 by and among ABL Acquisition Corporation, a wholly-owned subsidiary of American Power Conversion Corporation, and each of the selling stockholders. To acquire all of the outstanding stock of ABL Electronics Corporation, we paid an aggregate of $4.0 million in cash to the selling stockholders and agreed to issue to the selling stockholders an aggregate of 113,273 shares of our common stock valued at $35.313 per share in a private placement transaction, of which we initially issued 84,955 shares, and held back, without issuance, 28,318 shares of our common stock to cover any reimbursable claims arising under the stock purchase agreement.

        We filed a registration statement with the Commission on Form S-3 (333-42348) which was effective on January 27, 2000 (the "Initial Registration Statement") to effect the registration under the Securities Act of the resale of the 84,955 shares initially issued to the selling stockholders. The Initial Registration Statement was terminated on December 6, 2001.

        Pursuant to the stock purchase agreement, we have released the 28,318 shares that were held back under the agreement and have agreed to file a registration statement with the Commission (the "Holdback Registration Statement") to effect the registration under the Securities Act of the resale of the 28,318 shares held by the selling stockholders and to use our reasonable best efforts to keep the Holdback Registration Statement effective for twelve months from the date of effectiveness..

        Other than entering into employment with us, based on representations by the selling stockholders, to the best of our knowledge, no selling stockholders had a material relationship with us or any of our affiliates within the three-year period ending on the date of this prospectus.

PLAN OF DISTRIBUTION

        All, some or none of the shares of our common stock covered by this prospectus may be sold by the selling stockholders from time to time for their own account or by pledgees, donees, transferees, designees, or other successors in interest. We will pay the expenses incurred in connection with the registration of the shares of our common stock sold hereunder, except that the selling stockholders will pay or assume brokerage commissions and similar charges, the legal fees and expenses of counsel for the selling stockholders and any stock transfer taxes or other expenses incurred in connection with the sale of the shares of our common stock. We will not receive any of the proceeds from the resale of the shares of common stock by the selling stockholders.

        The distribution of the shares of our common stock by the selling stockholders is not subject to any underwriting agreement. The shares of our common stock offered by the selling stockholders may be sold from time to time in transactions on the Nasdaq National Market, the Pacific Stock Exchange, in negotiated transactions, through the writing of options on the shares of our common stock, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Any broker-dealers that participate with selling stockholders in the distribution of shares of our common stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares of our common stock placed by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

        Any shares covered by the prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        Since the selling stockholders are not restricted as to the price or prices at which they may sell their shares of our common stock, sales of such shares of our common stock at less than the market prices may depress the market price of the our common stock.

        EquiServe Trust Company N.A., 150 Royall Street, Canton, MA 02021, is the transfer agent for the shares of our common stock.

LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements and related schedule of American Power Conversion Corporation as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        American Power Conversion Corporation files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference room. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." Our website is located at "http://www.apcc.com." Information contained on our website is not part of this prospectus.

        The SEC allows American Power Conversion Corporation to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. American Power Conversion Corporation incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 001-12432) prior to the termination of this offering:

1.
Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003;

2.
American Power Conversion Corporation's Proxy Statement, filed on April 30, 2003, for the 2003 Annual Meeting of Shareholders;

3.
Current Report on Form 8-K filed on May 1, 2003;

4.
Current Report on Form 8-K filed on on July 31, 2003;

5.
Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 14, 2003;

6.
Quarterly Report on Form 10-Q for the quarter ended June 29, 2003, filed on August 13, 2003; and

7.
The "Description of Registrant's Securities to be Registered" contained in American Power Conversion Corporation's Registration Statement on Form 8-A filed on August 29, 1988.

        You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address: American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, (401) 789-5735.

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth an estimate (other than with respect to the Registration Fee) of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration Fee—Securities and Exchange Commission	$38.33
Accounting Fees and Expenses	$5,000.00
Legal Fees and Expenses	$2,000.00
Transfer Agent Fees and Expenses	$250.00
Miscellaneous	$61.67

TOTAL	$7,280.00

        We will bear all expenses shown above.

Item 15. Indemnification of Directors and Officers.

        Section 67 of the Massachusetts Business Corporation Law ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. American Power Conversion Corporation's By-laws provide that each director and officer shall be indemnified by American Power Conversion Corporation against liabilities and expenses in connection with any legal proceeding to which such officer or director may become a party by reason of being or having been an officer or director, provided that such officer or director acted in good faith in the reasonable belief that his or her action was in the best interests of American Power Conversion Corporation. Reference is made to American Power Conversion's By-laws, as amended and restated filed as Exhibit 3.02 to its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 001-12432).

        American Power Conversion Corporation maintains directors and officers liability insurance for the benefit of its directors and its officers.

Item 16. Exhibits.

        The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

Exhibit No.		Item and Reference
4	—	Stock Purchase Agreement dated as of April 28, 2000, by and among ABL Acquisition Corporation, Randall R. Amon, Daniel Bryan, William C. Litsinger III, Jack L. Ottenheimer and Kevin W. Campion (filed as Exhibit 4 to the Company's Registration Statement on Form S-3 filed on January 27, 2000 (333-42348) and incorporated herein by reference).
5.1	—	Legal Opinion of Testa, Hurwitz & Thibeault, LLP (previously filed).
23.1	—	Consent of KPMG LLP (filed herewith).
23.2	—	Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1) (previously filed).
24	—	Power of Attorney (previously filed).

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 1 to this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in West Kingston, Rhode Island on August 1, 2003.

AMERICAN POWER CONVERSION CORPORATION
By:	/s/ DONALD M. MUIR Donald M. Muir, Senior Vice President, Finance and Administration, Treasurer, and Chief Financial Officer (Principal Accounting and Financial Officer)

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities indicated on the date indicated.

By:	* Rodger B. Dowdell, Jr.,	Chairman, President, Chief Executive Officer and Director (principal executive officer)	Date: August 18, 2003
By:	/s/ DONALD M. MUIR Donald M. Muir	Senior Vice President, Finance and Administration, Treasurer, and Chief Financial Officer (principal financial and accounting officer)	Date: August 18, 2003
By:	* Emanuel E. Landsman	Vice President and Director	Date: August 18, 2003
By:	* Ervin F. Lyon	Director	Date: August 18, 2003
By:	* James D. Gerson	Director	Date: August 18, 2003
By:	* John G. Kassakian	Director	Date: August 18, 2003
By:	* John F. Keane, Sr.	Director	Date: August 18, 2003
*By:	/s/ DONALD M. MUIR Donald M. Muir Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.		Item and Reference
4	—	Stock Purchase Agreement dated as of April 28, 2000, by and among ABL Acquisition Corporation, Randall R. Amon, Daniel Bryan, William C. Litsinger III, Jack L. Ottenheimer and Kevin W. Campion (filed as Exhibit 4 to the Company's Registration Statement on Form S-3 filed on January 27, 2000 (333-42348) and incorporated herein by reference).
5.1	—	Legal Opinion of Testa, Hurwitz & Thibeault, LLP (previously filed).
23.1	—	Consent of KPMG LLP (filed herewith).
23.2	—	Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1) (previously filed).
24	—	Power of Attorney (previously filed).